Exhibit 99.1

Airgain, Inc.

First Quarter 2018 Earnings Conference Call

May 3, 2018

Airgain, Inc. – First Quarter 2018 Earnings Conference Call, May 3, 2018

C O R P O R A T E   P A R T I C I P A N T S

Alexis Waadt, Director of Investor Relations

Jim Sims, Interim President and Chief Executive Officer

Anil Doradla, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Karl Ackerman, Cowen & Co.

Gus Richard, Northland Securities, Inc.

P R E S E N T A T I O N

Operator:

Good afternoon. Welcome to Airgain’s First Quarter 2018 Earnings Conference Call. My name is Ariel and I will be your Coordinator for today’s call. Joining us for today’s call are Airgain’s Interim CEO, Jim Sims, CFO, Anil Doradla, and Director of Investor Relations, Alexis Waadt.

I would now like to turn the call over to Ms. Waadt who will provide the necessary cautions regarding the forward-looking statements made by Management during today's call.

Ms. Waadt, your line is live.

Alexis Waadt:

Thank you. Good afternoon, everyone. Please note that certain information discussed on the call today is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. I caution listeners that during this call Airgain Management will be making forward-looking statements about future events and Airgain’s business strategy and future financial and operating performance, including performance for Fiscal 2018.

Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with the Company’s business. These forward-looking statements should be considered in conjunction with, and are qualified by, the cautionary statements contained in Airgain’s earnings release and SEC filings, including its Form 10-Q, which we expect to file on or before May 10, 2018.

This conference call contains time-sensitive information that is accurate only as of the date of this live broadcast, May 3, 2018. Airgain undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this conference call.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Airgain, Inc. – First Quarter 2018 Earnings Conference Call, May 3, 2018

This conference call may include a discussion of non-GAAP financial measures, including non-GAAP net income, non-GAAP EPS and Adjusted EBITDA. Please see today’s earnings release, which is posted on Airgain’s website, for further details, including a reconciliation of the GAAP to non-GAAP results. Any discussion of non-GAAP measures is not intended to detract from the importance of comparable GAAP measures.

Finally, I would like to remind everyone that this call will be recorded and made available for replay via a link available in the Investor Relations section of the Company’s website at www.airgain.com. Following Management’s prepared remarks, we will open up the call for questions from Airgain’s Publishing Sell-Side Analysts.

Now with that, I would like to turn the call over to our Interim CEO Jim Sims. Jim?

Jim Sims:

Thank you, Alexis. Welcome everyone to joining us today.

After the market closed, we issued a press release announcing our unaudited results for the first quarter-ending March 31, 2018 and our CEO succession process, which is available in the Investor Relations section of our website today.

I’d like to start by acknowledging Chuck Myers’ contribution to the Company. As we highlighted in the press release, Chuck has moved on to the next phase of his career and he wants to pursue other opportunities. As you may know, he had been with the Company for more than seven years and has played a very key role over those years. On behalf of the entire organization, I’d like to thank Chuck for his contribution and wish him the best in the future.

Now before we share some of our financial results and operational progress for the quarter, I’d like to briefly introduce myself for those of you who do not know me. I’ve been Chairman of the Board since 2003, and before that involved with Airgain, I founded several companies—Concurrent Computer Corporation in the 70s, Cambridge Technology Partners in the 90s, and in many ways I see similarities with these companies and Airgain. In addition to being Chairman of Airgain, I am also one of the largest Shareholders of the Company and I will be taking a very active role and remain at this position until we select a new permanent CEO.

When I first became involved with Airgain more than a decade ago, my vision was for the Company to grow into the organization it is today by solving very complex engineering problems and innovative antenna designs. I’ve always believed that the rising demand of wireless data and a need for high performance solutions meant that the ever-increasing need for complex antenna solutions. I still hold these beliefs even more today and am confident that the best days for Airgain are in front of us.

Turning now to our results, I am very happy to report that 2018 is off to a very strong start and we are witnessing positive demand trends in our entire operations. First quarter sales of $13.3 million or 18% over prior year represents an all-time record for the Company. Underpinning these strong results were continued tailwinds across our Connected Home, Automotive, and IoT markets. These are the core markets we’ve been in since the beginning of the business. We continue to be bullish on our prospects throughout the remainder of this year. Based on the business momentum we’ve been generating, we are reaffirming our 2018 annual revenue growth of 20% year-over-year from 2017.

In many ways, we view our business as being supported by three pillars of growth. The first is tied to the upgrade cycle for the next-generation WiFi technology in the Connected Home. On that front, we continue to be bullish as programs that were delayed last year are finally ramping up. We believe these trends should be a catalyst for us over the next couple of years. Just in the United States, today it’s estimated that there’s over 100 million homes have broadband access and will have to be upgraded to 802.11 ac and 802.11ax.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Airgain, Inc. – First Quarter 2018 Earnings Conference Call, May 3, 2018

The second pillar growth is the Automotive-Fleet, or IoT, and Enterprise areas. As you might recall, those are predicated on the acquisition we did last year with Antenna Plus. As many of you know, this has been a high ASP business with very healthy margins. We are seeing positive results on the demand front and believe the fleet market could potentially outpace the rest of our business. The rollout of the nationwide first-fleet network, combined with the demand to support new frequency bands and the support of 5G systems, will be a major growth driver for us moving forward.

Finally, the third pillar of growth is our strategy with the automotive OEM. Over the past couple of months, we have been actively engaged with several providers and expect to steadily gain traction in this market as we start to get new designs into next-generation automotive vehicles that require the absolute best in high-performance wireless connection. As many of you know, this has been a focus of our investment and we expect revenues to begin in 2020.

Balancing these three pillars of growth will be our enhanced focus on achieving greater efficiency, especially on the cost front. With our strategy not changed, we’ll continue to invest in the business and support growth. We’ll be taking a more disciplined approach to how we execute, which should enable us to maintain and expand on our historical levels of profitability. This to say, we will stay focused on growth, but profitable growth to be clear.

In a moment, I’ll be happy to take any questions, but before I do, I’d like to turn the call over to our Chief Financial Officer, Anil, who will walk to us and walk us through the financial highlights for the quarter.

Anil Doradla:

Thank you, Jim and good afternoon everyone. Before I turn to our financial results, I would like to mention a couple of noteworthy highlights from the quarter that illustrate the breadth and depth of our customer engagements.

First, we started ramping up volume shipments of a next-generation wireless set top box to an existing Tier-1 U.S. MSO customer. This is a cutting-edge 802.11ac device with a very sleek and streamlined form factor. In addition, one of our major European carrier customers started ramping up shipments of a second-generation 802.11ac Gateway to its customers. This product has seven antennas and can be used in a switchable configuration.

We also had a U.S- based product Company that’s focused on asset tracking space start to ship one of our embedded antennas for fleet-asset tracking for trailers and light-duty vehicles. Our Aftermarket Fleet antennas are gaining traction for law enforcement and body camera applications. In fact, our solutions support both body-to-vehicle communications necessary to capture mission-critical video streams.

Finally, during the quarter we also rolled out the first of our new M2Max product line. These External Antennas address M2M and Fleet applications and are Band 14 compliant, which means they are capable of supporting FirstNet applications as well. We already announced a second antenna in April and expect 13 more to be launched before the end of the year.

Coming to the financial numbers, our sales for the first quarter totaled $13.3 million, which is an 18% increase from the same period a year ago. The growth was driven by strength in our product sales across the board.

Looking at some other financial highlights for the quarter, gross profit increased 17% to $6.2 million or 46.6% of sales, up from $5.3 million or 47.0% of sales in the same period a year ago.

Our GAAP net loss totaled $1.1 million or a loss of $0.12 per diluted share based on 9.5 million shares compared to a GAAP net income of $385,000 or $0.04 per diluted share based on 10.2 million shares in the same period a year ago.

On a non-GAAP basis, net loss was $635,000 or a loss of $0.07 per diluted share.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Airgain, Inc. – First Quarter 2018 Earnings Conference Call, May 3, 2018

Finally, our cash and investments totaled $33.0 million.

Once again, we were active during the quarter in terms of our share buyback program, which, as a reminder, our Board approved in August of last year. During the first quarter, we bought 86,000 shares at an average price of $9.06. Since the date of implementation through March 31, 2018, we repurchased a total of 221,168 shares for a sum total of $2.0 million. Looking ahead, we will continue to be opportunistic in our capital allocation strategy.

Finally, we are affirming our 2018 sales growth guidance of 20% growth over ‘17. Given our current pipeline and how we’ve structured the business for success, we’re confident that we’ll achieve this target.

This completes my financial summary. Now I’ll turn over the call to Jim. Jim?

Jim Sims:

Thanks, Anil. I want to thank everyone for being on the call today. Before we end this call and go into a question period, I’d just like to draw your attention to a couple of very important highlights.

First, looking ahead, I see tremendous potential for the business as we sharpen our product focus and extract maximum value from our innovative technologies. Look, I’ve been here for five days working with the Team. We have a solid team, a robust product lineup, and a very strong secular multiyear tailwinds with the transitions that are taking place, specifically in the Connected (phon) market. The long-term focus remains unchanged as we continue to execute on our strategies and major growth drivers, particularly in the Connected Home, the Automotive, and the IoT market. Finally, but certainly not least, we want to continue to invest in the business to support our growth; however, we’ll be taking a more disciplined approach with greater emphasis on profitability.

With that, we’re ready to open it to any questions you might have. Operator, could you please provide the appropriate instructions now?

Operator:

Thank you. We will now take questions from Airgain’s Publishing Sell-Side Analysts. To join the question queue you may press star, then one on your telephone keypad. You will hear a tone acknowledging your request. If you’re using a speakerphone, please pick up your handset before pressing any keys. To withdraw your question, please press star, then two.

Our first question comes from Karl Ackerman of Cowen & Co.

Karl Ackerman:

Hi, everyone. Thank you for taking my questions. I must say I’m a bit surprised by Chuck’s departure, particularly ahead of the strong (inaudible) upgrade ramp that is now just starting to inflect. I was hoping you may elaborate if this departure has anything to do with less optimism on your opportunity here in 2018 within Broadband, or any potential challenges you see with ramping your automotive revenue.

Jim Sims:

Thanks. This is Jim. One, I see no change in the opportunity and the growth potential that we have in the Broadband, in the Connected Home. I’ve been actively looking at the Automotive OEM market. The change there is, I think, we can have a more cost-effective way to enter that market, and it’s my plan to focus on that because I think it’s a big market and we just have to be more effective on how we enter that particular market.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Airgain, Inc. – First Quarter 2018 Earnings Conference Call, May 3, 2018

Look, things change. We were really ready to take the next level of growth in this Company. At least it’s my opinion that you can grow the business, but you can grow it profitably. The emphasis you’ll see isn’t a lack of opportunity, isn’t a lack of growth. The transitions that are taking place today in the Connected Home are accelerating, the new markets we’re well-positioned for, but I think we also owe a great return to our Shareholders, so I plan to focus on that in addition to focusing on the growth. But, don’t under any circumstance think we have less potential, less opportunity, and a less dedicated team to make this happen.

Karl Ackerman:

Understood. I appreciate the color. As my follow-up, if I look at your guidance for the year, the higher revenue in March and positive outlook from peers within the supply chain on the upgrade cycle, would seem to set you up well to achieve your 20% revenue target for the year. As you target that level of growth—you alluded to this earlier—but how should we think about the level of spending in the first half of the year versus the second half of the year to target new program ramps?

Jim Sims:

Yes. What a great question and I’m glad you separated the first half and the second half. Now, like it or not, we’re four months and two days into the first half, so the amount of flexibility we have is somewhat limited to make dramatic improvements or changes to the operating side. We’ll begin in the second half. I think you’ll start to see improvements in that area. My focus, along with Anil, over the next several weeks is to just look at that and see how it’s going to happen.

I know there’re opportunities there. It’s not appropriate that I speak to them today because they’re not declared or properly put in position, but we think the second half you’ll start to see improvements in the operating efficiency of the Company—with no—let me be real clear—with no change in the growth potential, and that includes 2019 and beyond.

Karl Ackerman:

Understood. Thank you. I’ll cede the floor.

Operator:

Our next question comes from Gus Richard of Northland.

Gus Richard:

Yes. Thanks for taking my question. I just wanted to follow up on the cost reductions you’re looking at. I'm assuming you’re going to be focusing on driving down R&D or your SG&A. Could you just talk a little bit about your thinking at this point?

Jim Sims:

Well, why don’t we answer it this way? I will give you kind of a generic response and maybe Anil can be a little bit specific, if that’s warranted.

Look, the significant expenditures have been primarily focused around going into the Automotive OEM marketplace. That is heavenly in—if I give it a two to one, it’s two in marketing and one in R&D, okay? You probably won’t see a significant change in the R&D because our investments and what we have to do in 5G is crucial, and not just for the OEM marketplace but for the Fleet as well as what we’re doing in the Aftermarket. Where you can see a steady improvement will be in the marketing side, which I don’t think will have an impact at all on our revenue growth in 2019 and 2020. So, I’d focus more on that, than I would focus on the R&D.

Anil Doradla:

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Airgain, Inc. – First Quarter 2018 Earnings Conference Call, May 3, 2018

Hey, Gus. Thanks for your question. This is Anil. Yes, kind of building up on that, I think when we look at the strategy. As Jim pointed out, there are three pillars of this growth and you’re pretty familiar. Whoever’s looked at the Airgain story, they like it. There’s our Connected Home business and then we’ve got the Automotive business. Within that, you could further bifurcate that into the Fleet side of it and kind of the OEM side of it. I think over the last six to eight months, what we have seen is that the Fleet part of the business has exceeded our expectations and it’s trending very well.

Coming back to Jim’s point, the strategy remains unchanged from a big picture point of view, but we’re tweaking it a little bit in the sense that we see some very healthy opportunities in the near term from a revenue point of view, thereby us focusing a little bit more on the Fleet side. That’s to say we’re not deemphasizing on the OEM side, but I think we’re just taking a second look on how we want to invest into some of the non-R&D programs and initiatives.

Coming back to Jim’s point, absolutely, from a revenue point of view, as we look at ‘18 and ’19, there are really no impacts, but this is more kind of little bit of a longer-term.

Jim Sims:

Maybe just to add the last piece in that, Anil. In the OEM, what we’re finding, our core organizational structure has been more effective in going after the OEM than we thought at the beginning. We thought it would take complete independence and complete new investments. We’re finding that of core sales organization and R&D organization has done a very effective job in bidding on multiple OEM potential contracts, and that gives me great encouragement that we can fulfill our growth opportunities in the OEM, but at the same time, maybe be more effective as we get to the second half and specifically you’ll see, I think, pretty dramatic improvements in the first quarter of 2019.

Gus Richard:

Then I have a follow-up. Could you talk a little bit about your—it sounds like you’re not long into your search process for a new CEO; could you just give us a little color on that as well?

Jim Sims:

Yes. Look, it is—try to be as direct and as honest as I can. Look, I’ve been here since the beginning of the Company, okay. The first technology developed here, which was the first smart antenna technology, it was my company that developed for Airgain back in 2002 and 2003 before we even formed the Company. I’ve been committed to this and I have a good background in radar technology, along with computer technology. My goal is—and I’ve been Chairman of the Company since the beginning—so my goal is to stay active. I haven’t started the search yet. I intend to spend initially time on the Management Team, which I think is really stepping up to what we have to do, and to make sure when the search is started, that we bring in the talent that meshes with the Management Team and the direction that I and the rest of us, including the Board, would like to take on this Company.

Anil Doradla:

Gus, that’s a great question. Building up on Jim’s point, I think when the Board and Jim and the Management Team looked at this whole issue around succession, what we’re finding is the health of the business is really good. Coming back to Carl’s point, the question was he was—when he talked about slightly being surprised of Chuck moving on, as a matter of fact, we thought, when we interacted with Chuck, is this is the right time for the transition because Chuck did a great job in bringing the Company to where it was and we are on cruise control in many ways.

Jim coming onboard, what he wants to do is kind of harvest all these efforts that we’re putting in right now for ‘18, ‘19, ‘20, and, really some of the design wins, product wins, are set in motion. I think the way we’re

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Airgain, Inc. – First Quarter 2018 Earnings Conference Call, May 3, 2018

looking at the business is as we go into the second half, we clearly have some work to do on some of the cost efficiencies and we do not want any of kind of disruption. I think the whole Management Team is on unison and we are all thinking alike. More importantly, it’s in a very good state of affairs in terms of the demand, the health of the Company. We’re not talking about any restructuring so to speak.

Jim Sims:

Yes. Let me just add I’ve been through this several times and probably the best example is when I founded Cambridge. We took it public at a $20 million valuation, $20 million in revenue, pretty close to what Airgain was. Right when we hit $50 million or $60 million, I had to go in there and change the management team; bring in the president of the company, promoted the president of the company, because the growth phase—and it happens at $50 million, $80 million, different sizes depending on the complexity of your organization. But to take the Company from here to $500 million is completely different than to take the Company from $5 million to $50 million.

I’ve been through it twice now personally and then chairman of companies that have gone through it more times than that. My goal is to make sure this transition happens without a hiccup and we can maximize the growth—this is an extraordinary opportunity. I remember 10 years ago when we sat down and we said—nobody believed that a wireless embedded antenna was going to be the future. It’s everywhere—every car, every home, every person walking down the street is going to have this today and we are the single best in the world at doing that, and our job is to make sure we have the single best Management Team to execute against this, and my goal is to help facilitate that.

Gus Richard:

Got it. I appreciate the response. I’ll move along. Thank you so much.

Operator:

At this time, this concludes our question-and-answer session. If your question was not taken, you may contact Airgain’s Investor Relations Team at investors@airgain.com. I’d now like to turn the call back over to Mr. Sims for his closing remarks.

Jim Sims:

I thank all of you for joining call today. I especially want to thank our employees, partners, and Investors for their continued support. We look forward to updating you on our next call and potentially seeing some of you at the upcoming events here in the next several months, including the Cowen’s 46th Conference, along with the William Blair conference on June 14. We’ll be providing more details of our participation in those conferences as we move closer to the event, but for now, thank you again for joining us and we look forward to sharing our progress with you as soon as we can.

Thank you.

Operator:

Thank you for joining us today for Airgain’s First Quarter 2018 Earnings Call. You may now disconnect.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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